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                                                                     Exhibit 5.1

               [Letterhead of American Maize-Products Company]


                                                                  March 16, 1995

American Maize-Products Company
250 Harbor Drive
Stamford, Connecticut 06902

     Re:  American Maize-Products Company
          Registration Statement on Form S-3
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Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary of American Maize-Products Company, a Maine corporation (the "Company") and I have participated in the preparation of the Company's Registration Statement on Form S-3 (File No. 33-57863) (the "Registration Statement") relating to 757,943 shares of Class B Common Stock, $.80 par value per share (the "Shares") and 757,943 rights to purchase Shares (the "Rights"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Restated Articles of Incorporation and by-laws of the Company, as amended to date, (ii) the Registration Statement and (iii) the applicable resolutions of the Board of Directors of the Company. I have also examined and relied upon such other documents, records or instruments as I have deemed necessary or appropriate as a basis for the opinions hereinafter set forth. I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted as certified or photostatic copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others. This opinion is exclusively for your benefit solely in connection with the offering contemplated by the Registration Statement.

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     Based upon and subject to the foregoing, I am of the opinion that: (i) the
Shares have been duly authorized by the Company and, when issued and paid for in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) the Rights have been duly authorized by the Company and when distributed to holders of Class B
Common Stock as of the applicable record date as described in the Registration Statement, will be validly issued.

     I hereby consent to the filing of this opinion as an exhibit in the Registration Statement and the reference to me under the caption "Legal Matters" in the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Robert M. Stephan
                                  -----------------------
                                  Robert M. Stephan